Level Brands, a Brand Marketing and Licensing Company Led by CEO Martin Sumichrast and Supported by the kathy ireland® Worldwide Team, Announces Intention to Launch Initial Public Offering via Jobs Act Regulation A+

Kathy Ireland, Level Brands' Chairman Emeritus and Chief Brand Strategist, together with the renowned *kathy ireland*® Worldwide branding team, will support CEO Martin Sumichrast, emulating the same successful business model. Three current Level Brands' businesses focus on multi-dimensional lifestyle brands which sell licensed consumer products in art, beauty, fashion, marketing, entertainment, health & wellness and more.



Kathy Ireland - Chairman Emeritus, Chief Brand Strategist for Level Brands. (Photo: Business Wire)

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OVERVIEW | OFFERING DETAILS | DOCUMENTATION

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Level Brands, Inc. IPO Expected October 2017

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Level Brands is an innovative branding and marketing company that focuses its efforts on lifestyle-based brands.

Level Brands' goal is to create bold, unconventional and socially responsible image and consciousness for their company and brands. With a focus on consumer products marketing beauty, fashion and entertainment, Level Brands designs companies that disrupt industries to redefine leaders. Licensed brand marketing is at the core of the Level Brand businesses: **Ireland Men One**, or **I'M1**, for millennial men and the women who love them; **Encore Endeavor One**, or **EE1**, producer of experiential entertainment events, and **Beauty & Pin-Ups**, Level Brand's multi-dimensional women's brand. Their business model is designed with the goal of maximizing value of their brands through entry into license agreements with partners that are responsible for the design, manufacturing and distribution of their licensed products. Working closely with Chairman Emeritus and Chief Brand Strategist, Kathy Ireland, the Chairman, CEO and Chief Designer of kathy ireland® Worldwide, Level Brands seeks to secure strategic licenses and joint venture partnerships for their brands, as well to grow the portfolio of brands through strategic acquisitions.

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- **Kathy Ireland is Chairman Emeritus, Chief Brand Strategist, and a significant shareholder of Level Brands. Ms. Ireland, who began her career as a Supermodel, is now recognized as a Supermogul and regularly chronicled by Forbes® as an authentic and powerful leader in innovative brand licensing.**

- **The Co-Founders, Global Creative Director, and Chief Marketing Officer of kathy ireland® Worldwide are also members of the Level Brands team. This includes:**

  Jon Carrasco: ***The Global Creative Director of IM1 and EE1***

Stephen Roseberry: *The President of IM1 and EE1.*

- Level Brands is a branding and licensing company using disruptive licensing strategies to sell a vast array of products, including but not limited to: fashion, beauty, entertainment, personal care for men, lifestyle, travel, weddings, and more, through unique marketing and premier branding.

- Level Brands currently owns three operating businesses: I'M1, a millennial brand for men, and the women who love them, co-founded by Kathy Ireland and Tommy Meharey - a Marine, model, millennial, and father. Mr. Meharey is the youngest Board Member of kathy ireland® Worldwide. EE1 is a corporate brand management, entertainment, and experiential company, co-founded by Ms. Ireland and Nic Mendoza - Vice President of kathy ireland® Worldwide. Beauty & Pin-Ups is a women's products company which began at sales exclusively in the salon category. Beauty & Pin-Ups is celebrated by Cosmopolitan® magazine for disrupting the beauty industry. Beauty & Pin-Ups Supermodel, Katie Meade, is the first woman with Down Syndrome to redefine the meaning of beauty, in the fashion and beauty industries. Level Brands is committed to socially responsible practices and furthering positive change through its global Millennium Development Goals, and support of non-profit organizations.

Visit www.levelbrands.com for more information


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The offering will be made only by means of an offering circular. An offering statement on Form 1-A relating to these securities has not yet been filed with the Securities and Exchange Commission but has not yet become qualified. This posting shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No money or other consideration is being solicited at this time with respect to such an offering, and if sent in response to these materials for such an offering, it will not be accepted. No securities may be sold, and no offer to buy securities can be accepted and no part of the purchase price can be received for an offering under Regulation A+ until an offering statement is qualified by the U. S. Securities and Exchange Commission, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. An indication of interest made by a prospective investor in a Regulation A+ offering is non-binding and involves no obligation or commitment of any kind.

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Forbes

August 02, 2017 06:00 AM Eastern Daylight Time

CHARLOTTE, N.C.--(BUSINESS WIRE)--Level Brands, Inc., a diversified, innovative brand and marketing company focused on bold, unconventional and socially responsible branding, for leading businesses, which intends to focus on art, beauty, travel, health & wellness, fashion and entertainment, today announces its intention to file a Regulation A+ initial public offering.

"Level Brands' offering will enable investors the opportunity to invest in the licensed branding team that propels the kathy ireland® Worldwide enterprise. This same creative team is the branding force behind Level Brands"

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Level Brands is the first company with a nationally recognized woman, Chairman Emeritus to launch a Regulation A+ IPO with an intent to list on a national securities exchange. Founded in 2015, licensed brand marketing and corporate brand management are at the core of the Level Brand businesses: **Ireland Men One**, or **I'M1**, for millennial men, and the women who love them; **Encore Endeavor One**, or **EE1**, is the corporate brand management unit, and producer of entertainment projects, as well as events; **Beauty & Pin-Ups**, Level Brands' multi-dimensional women's and hair care business unit. Working closely with its Chairman Emeritus and Chief Branding Strategist, Kathy Ireland, the Chairman, CEO and Chief Designer of *kathy ireland*® Worldwide, Level Brands seeks to secure strategic licenses and joint venture partnerships for its brands, as well as to grow the portfolio of brands through strategic acquisitions. Affiliates of *kathy ireland*® Worldwide are the co-managing directors and minority owners of both I'M1 and EE1, recently formed brands acquired by Level Brands as its subsidiaries in January 2017. Individuals interested in learning more about Level Brands' Regulation A+ investment opportunity and registering an indication of interest are invited to visit http://banq.co/listings/LB.

"Level Brands' offering will enable investors the opportunity to invest in the licensed branding team that propels the *kathy ireland*® Worldwide enterprise. This same creative team is the branding force behind Level Brands," said Chief Executive Officer Martin A. Sumichrast. "We believe that our Regulation A+ IPO will open up the opportunity to invest in an initial public offering – previously typically the exclusive terrain of large institutional investors and the investment bank's clients – to a wider array of investors, at the start."

Kathy Ireland, Level Brands' Chairman Emeritus and Chief Brand Strategist says, "We believe this is a very dynamic and powerful moment at Level Brands. We believe Level Brands is well positioned for significant growth, and is gaining traction and momentum across its three current business segments, including I'M1, Co-Founded by Tommy Meharey - Marine, millennial father, global fashion model, concert producer, Vice President of *kathy ireland®* Weddings & Resorts, as well as the youngest Board of Directors member of *kathy ireland®* Worldwide. Mr. Meharey began his career securing and renovating real estate for *kathy ireland®* Worldwide in Hawaii, California, Texas, Nevada, as well as international destinations. Level Brands is committed to social responsibility in every sector of what we do at this company. Each partner, client, and licensee must agree to join us in supporting Millennium Development Goals to improve the condition of lives around the world."

As recently as last week, I'M1 announced its most recent partnership with André Phillipe, who is bringing a fashion-forward vision to I'M1's portfolio. The new I'M1 Suits by André Phillipe offerings include the bespoke, tailored offerings which made Mr. Phillipe and his partner, Jason Smith, celebrated in the world of fashion. Last week, Level Brands also began retail placement for I'M1 Eyewear by Looseleaf.
EE1 was Co-Founded by Nic Mendoza, heir to a family legacy with generations of extraordinary musical success. Mr. Mendoza is a certified sound specialist, with an emphasis on live performance, having toured with artists as diverse as Janet Jackson and Robin Thicke, and a producer of albums and musical theater - including Up, Up and Away! Starring 7-time GRAMMY award winners Marilyn McCoo and Billy Davis, Jr. Mr. Mendoza's next EE1 projects include concept songbook albums and programming, celebrating the music of John Lennon and Paul McCartney, as well as Stevie Wonder. Global distribution for these albums will be announced at a later date. EE1 has broadcasting and digital strategies globally, and is responsible for the creative development, and marketing management, for all clients and companies at Level Brands.

"Beauty & Pin-Ups began as a hair care program for the clients of stylists. *Cosmopolitan* Magazine named Beauty & Pin-Ups one of the beauty industry's most disruptive brands. Supermodel Katie Meade, a champion and client of *Best Buddies*, who lives a powerful life with Down Syndrome, which does not define her, and advocates for people through the non-profit led by Anthony Kennedy Shriver, is the first woman in history with Down Syndrome to secure a major beauty contract, and star in a beauty campaign. Katie proves that beauty is diversity. Beauty is so many wonderful things. We could not lead a brand called Beauty & Pin-Ups if the definition was traditional. The Beauty & Pin-Ups mission is to shatter limits, and disrupt the beauty industry by redefining, what 'beauty' really is," said Ms. Ireland.

"Both I'M1 and EE1 are led in marketing and creative by Stephen Roseberry, President and Chief Marketing Officer of *kathy ireland®* Worldwide, and our genius, Global Creative Director, Jon Carrasco, respectively. Jon and Stephen are brilliant people who have devoted their entire careers to the success of *kathy ireland®* Worldwide, our related companies and clients. It's thrilling to have these exemplary and unparalleled leaders serving Level Brands. We decided many years ago that *kathy ireland®* Worldwide would never be a public company. Level Brands is our singular opportunity to share best-in-class brand building strategies in the public arena," says Ms. Ireland.

"For over 28 years, we have had the incredible privilege of learning from, working beside and bringing the amazing gifts of our CEO, Chief Designer and Chair to market," said Mr. Roseberry and Mr. Carrasco in a joint statement.

"*kathy ireland®* Worldwide (kiWW), launched with great ambition and limited resources, at Kathy's kitchen table in Santa Barbara, California, selling a single collection of socks, manufactured by our friends and partners, John and Marilyn Moretz. That beginning grew into one of the most successful, diverse, and progressive brands in the world and one of the very few owned and led by a powerful woman. Today, Kathy is recognized as one of the 50 Most Influential People in Fashion. With a portfolio which includes; art, fashion, home, weddings, travel, diamonds, publishing, merchant services, insurance, artist management, real estate, entertainment, lifestyle products, health & wellness, Kathy continues to lead the way in brand building. Many of these categories, will be introduced to Level Brands, which is our greatest endeavor in multi-brand expansion. This company and team is vitally important to everyone at *kathy ireland®* Worldwide. Today, Kathy is one of the world's leading lifestyle designers, celebrated entrepreneurs, and most importantly, a world-class philanthropist, whose talents, heart and resources are committed to unique vision and strategies. 'Teach.' 'Inspire.' 'Empower'. 'Make Our World Better.' These are Kathy's tenets in life, in business, and for Level Brands," added Mr. Roseberry and Mr. Carrasco.
"With this exciting backdrop of potential, multiple growth markets, as well as upcoming new business opportunities, we are pleased to participate in this new 'level' field for those among us, who may not have enjoyed access to the inner circle of initial investment offerings. Regulation A+ represents the democratization of investment opportunity," stated Mr. Sumichrast. "We applaud the new SEC regulations that allows us to share this opportunity with a larger group of investors to participate in the IPO of our exciting new enterprise, Level Brands," concluded Mr. Sumichrast.

"We thank Joseph Gunnar & Co., for their tremendous work as our lead underwriter. Our friendship and their counsel goes back many years. We greatly appreciate TriPoint Global Equities for their support in this exciting venture," said Ms. Ireland.

TriPoint Global Equities, LLC, working with its online division, BANQ®, will act as the managing selling agent, allowing investors access to participate in Level Brands' offering.

"It is a distinct pleasure to have a great executive, who is chronicled by *Forbes*, CNBC, The Today Show, Reuters, Fox Business, Good Morning America, Bloomberg, Yahoo! Finance, Investor's Business Daily, as an authentic and successful leader in the business of licensing and brand building, agree to be a part of a Regulation A+ IPO, for Level Brands, with a proposed listing on a national securities exchange. The fact that this executive is a recognized icon in business, retail, and fashion is a great honor. Kathy Ireland is one of the most successful people in the world. Many celebrities start brands which stagger and stagnate. Many famous people lost control of their companies, and in fact, their names. Ms. Ireland, and her 28-year history, as a disruptive leader is a shining example of approaching businesses in new ways. Her stewardship of brands, from her own to Elizabeth Taylor's and many others, is very innovative, this is Ms. Ireland's newest demonstration of wise innovation and is an example of how things can be

done by people, and particularly women, in the entrepreneurial space," said Mark Elenowitz, Founder and CEO of TriPoint Global Equities, LLC. Mr. Elenowitz added, "This presents a great opportunity for believers and followers of Kathy Ireland's accession in corporate brand management and consumer brand licensing to invest in this new public venture, Level Brands, by buying shares at the initial offering price."

Mr. Sumichrast added: "Licensed brand marketing is a tremendous business model. Great brands have the power to disrupt – and even transform – industries. Together with Kathy and the entire team, who we consider to be the world's best brand builders, we intend our brands and products to be leaders in these three businesses, as well as numerous other industries, and across all markets in which we will operate. We are pleased to have exceptional designers, celebrities, artists and companies reaching out to us at Level Brands, to help them expand their market share and take their corporate branded businesses, sales and marketing to the next level."

About Level Brands, Inc.

Level Brands creates bold, unconventional and socially responsible branding for leading businesses. With a focus on corporate brand management and consumer products marketing art, beauty, fashion, health & wellness including the beverage space, entertainment, and real estate. Licensed brand marketing is at the core of the Level Brand businesses: **Ireland Men One**, or **I'M1**, for millennial men and the women who love them; **Encore Endeavor One**, or EE**1**, corporate brand management and producer of experiential entertainment events and products across multiple platforms; **Beauty & Pin-Ups**, Level Brands' hair care and disruptive women's products brand. For more information, please see http://LevelBrands.com.

Legal Disclaimer

The offering will be made only by means of an offering circular. An offering statement on Form 1-A relating to these securities has not yet been filed with the Securities and Exchange Commission.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
No money or other consideration is being solicited at this time with respect to such an offering, and if sent in response to these materials for such an offering, it will not be accepted. No securities may be sold, and no offer to buy securities can be accepted and no part of the purchase price can be received for an offering under Regulation A+ until an offering statement is qualified by the U. S. Securities and Exchange Commission, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. An indication of interest made by a prospective investor in a Regulation A+ offering is non-binding and involves no obligation or commitment of any kind.

Contacts
MDC Group
Investor Relations:
David Castaneda, 414.351.9758
IR@LevelBrands.com
or
Press Inquiries for Level Brands:
Susan Roush, 805.624.7624
PR@LevelBrands.com
or
Press Inquiries for Kathy Ireland and *kathy ireland*® Worldwide:
Rona Menashe, 310.246.4600
rona@guttmanpr.com

Level Brands' EE1 Begins Brand Management Of Global Neo-Pop Artist Romero Britto

ANNOUNCEMENT FROM EE1 CHIEF BRAND STRATEGIST, KATHY IRELAND®- NEW ROMERO BRITTO PAINTING, "KATHY IRELAND®," PREMIERES TODAY

Agreement Spans Domestic Licensing and Related Entertainment Platforms for Romero Britto's Distinctive Artistry that Combines Elements of Cubism, Pop Art and Graffiti Painting in his Work using Vibrant Colors and Bold Patterns as a Visual Expression of Hope and Happiness

CHARLOTTE, N.C., Aug. 22, 2017 /PRNewswire/ -- Level Brands, Inc., an innovative brand marketing and licensing company, led by CEO Martin Sumichrast and supported by the kathy ireland® Worldwide team, focused on bold, unconventional and socially responsible branding for leading businesses, today announces that Encore Endeavor One (EE1) has teamed with Alina Shriver, Britto Central's CEO, for corporate and brand management, domestic product licensing and licensing-related entertainment ventures for world-renowned artist Romero Britto. Additionally, EE1 will steer the exclusive licensing for certain Romero Britto products and merchandise within the entertainment industry. EE1, Level Brands' corporate brand management unit, producer of entertainment projects and events, was co-founded by Kathy Ireland® and Nic Mendoza as well as led in marketing and creative by Stephen Roseberry, President and Chief Marketing Officer of kathy ireland® Worldwide (kiWW®), and kiWW's® Global Creative Director, Jon Carrasco.


"Kathy Ireland (R)" by Romero Britto

The announcement comes on the heels of Level Brands' recent announcement of its intention to launch an initial public offering via Jobs Act Regulation A+ making it the first company with a nationally recognized woman Chairman Emeritus to launch a Regulation A+ IPO with an intent to list on a national securities exchange.

"We are thrilled to bring Romero to our Level Brands and kiWW® family," says Kathy Ireland®, Level Brands' Chairman Emeritus and Chief Brand Strategist. "As Level Brands continues to grow and expand, we remain committed to our goal of improving the human condition around the world, and each partnership and client at Level Brands must believe and support our goals. Romero's reach extends beyond his amazing artistry. He is also an exceptional human being. Romero's tireless and passionate work on behalf of charities, such as Best Buddies International, St. Jude's Research Center and The Prince's Trust, is truly inspiring to us. Romero believes that his role as an artist is to bring positive change to world issues. It is impossible to experience Romero's distinctive creativity expressed in exquisite works of art without feeling passion and joy. Romero Britto is one of the world's greatest artists. He is an innovator, and expanding the canvas for this great talent is what this relationship is all about. I have personally wanted to work with Romero and Alina Shriver, Britto Central's CEO and an affiliate of a member of Level Brands' board of directors, for a long time. We are proud and delighted to be aligned with Romero and Alina, and to represent the Britto brand."

"I am super excited to work with Kathy Ireland® and her team - she's a true genius!" says Romero Britto, whose admiration for Ireland is expressed in a new work of art, *Kathy Ireland®*, which premieres in today's release. Ms. Shriver adds, "I'm thrilled that we will be working with the talented Kathy Ireland® and the EE1 team led by Marty and Stephen. We are confident our teams will have great success by continuing to expand the ever-popular Britto brand."

"It is an extraordinary pleasure to join the talented Alina Shriver in working beside Romero Britto. Mr. Britto's art has permanent homes in our personal collection, and our kathy ireland® Worldwide corporate collection. In the art world, there is only one Romero Britto. Kathy Ireland's® dream of collaborating with the most talented people in the world through Level Brands is being realized, and affirmed, with this new relationship. Kathy, EE1, Nic Mendoza, Tommy Meharey of IMI and every Level Brands and kathy ireland® Worldwide executive will coordinate to support Martin Sumichrast in bringing innovations to the Britto brand," said Stephen Roseberry and Jon Carrasco, President and Chief Marketing Officer, and Global Creative Director, respectively, of kathy ireland® Worldwide.

"We are excited to have the inspired and inspiring artist, Romero Britto, join the EE1 corporate brand management portfolio. Romero's vibrant imagery and pop sensibility have far-ranging applications across numerous consumer products. Indeed, previous collaborations have included international brands, such as Walt Disney, Audi and Evian," says Martin Sumichrast, President and CEO of Level Brands. "The redesign and expressive development of Romero's happy, hopeful and eye-catching artistic imagery is a powerful tool, especially to reenergize a brand or product line. We look forward to developing and managing numerous licensing programs on his behalf, with consumer brand companies and entertainment ventures alike."

"Corporate brand licensing presents tremendous opportunities for growth. All of us at Level Brands are excited to take Romero's artistic imagery to the next level, and our burgeoning pipeline of inquiries tells us that artists, designers and companies, across industry sectors, understand the power of breakout brands and multi-dimensional licensing opportunities that our exceptional creative team delivers. It's an exciting time, and we look forward to continuing to expand our brand portfolios in our three business segments, EE1, I'M1 and Beauty & Pin-Ups, and to more exciting announcements in the weeks and months ahead," adds Mr. Sumichrast.

Individuals interested in learning more about Level Brands' Regulation A+ investment opportunity and registering an indication of interest are invited to visit http://banq.co/listings/lb.

About Level Brands, Inc.

Level Brands creates bold, unconventional and socially responsible branding for leading businesses, with a focus on corporate brand management and consumer products marketing art, beauty, fashion, health & wellness, travel and entertainment. Licensed brand marketing is at the core of the Level Brand businesses: **Ireland Men One**, or **I'M1**, for millennial men and the women who love them; **Encore Endeavor One**, or **EE1**, corporate brand management and producer of experiential entertainment events and products across multiple platforms; **Beauty & Pin-Ups**, Level Brands' hair care and disruptive women's products brand. For more information, please see http://LevelBrands.com.

About Romero Britto

Brazilian-born and Miami-made, Romero Britto is an international artist that uses vibrant, bold and colorful patterns to reflect his optimistic view of the world around him. Britto has created a visual language of hope and happiness all its own that is relatable to all, inspiring millions. Self-taught at an early age, Britto painted on scraps of paper or cardboard or any medium he could find before coming into his own and traveling to Paris where he was introduced to the works of Matisse and Picasso. His appreciation of these masters influenced him to create an iconic style that The New York Timesdescribed, "exudes warmth, optimism and love."

Britto's work has been exhibited in galleries and museums in over 100 countries, including the Salon de la Societe Nationale des Beaux Arts exhibition at the Carrousel du Louvre in 2008 and 2010. In 2013, Maria Elena and Carlos Slim Domit invited Romero to be the first living artist to exhibit at Museo Soumaya. He has created public art installations for the 02 Dome in Berlin, New York's John F. Kennedy Airport, Cirque Du Soleil at Super Bowl XLI, and has been credited with the largest monumental sculpture in London's Hyde Park history. Britto served as an official artist for the 2010 World Cup, Ambassador to the 2014 FIFA World Cup Brazil and was recently invited to be an honorary torch-bearer for the Rio 2016 Olympic Games. Britto's pop sensibility has since lent itself to many collaborations with international brands such as Audi, Bentley, Coca-Cola, Walt Disney, Evian, Hublot, and Mattel to name a few.

Romero is an activist for charitable organizations worldwide and most of all an artist who believes "art is too important not to share." Britto has donated time, art, and resources to more than 250 charitable organizations. Not a silent activist, Britto was a selected speaker for the arts at the World Economic Forum in Switzerland. In addition, Romero Britto is proudly an Inaugural Founding Benefactor of the Harvard International Negotiation Program. He holds a seat on several boards such as Best Buddies International, and St. Jude's Children's Research Hospital, and was recently appointed to the board of HRH The Prince of Wales charity, The Prince's Trust. A believer in the role of an artist as an agent of positive change, Romero Britto is committed to developing and supporting the role art will continue to play in world issues.

Legal Disclaimer

The offering will be made only by means of an offering circular. An offering statement on Form 1-A relating to these securities has not yet been filed with the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

No money or other consideration is being solicited at this time with respect to such an offering, and if sent in response to these materials for such an offering, it will not be accepted. No securities may be sold, and no offer to buy securities can be accepted and no part of the purchase price can be received for an offering under Regulation A+ until an offering statement is qualified by the U. S. Securities and Exchange Commission, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. An indication of interest made by a prospective investor in a Regulation A+ offering is non-binding and involves no obligation or commitment of any kind.

Kathy Ireland® Welcomes Damiva Inc. As They Sign On With Level Brands' EE1, I'M1, Along With kiWW®, To Bring Into The Mainstream Damiva's All-Natural Vaginal Health Product Line For Women Of All Ages, With A Special Focus On Women 30+

"Damiva aligns greatly with our efforts to disrupt the women's products industry, by breaking down barriers and creating innovative and natural products for women's lifelong health." - Kathy Ireland®

CHARLOTTE, N.C., Aug. 24, 2017 /PRNewswire/ -- Led by CEO Martin Sumichrast and supported by the kathy ireland® Worldwide team, Level Brands, Inc., an innovative marketing and licensing company that provides bold, unconventional and socially responsible branding for leading businesses, announced today that Encore Endeavor One (EE1), their corporate brand management unit, and Ireland Men 1 (I'M1), their Millennial brand for men and the women who love them, will jointly provide strategic advisory services and manage all brand marketing for Damiva Inc., an innovator in all-natural health products for perimenopausal, menopausal and postmenopausal women. Concurrently, in an associated agreement, kathy ireland® Worldwide (kiWW®) will steer strategic brand management for Damiva Inc.



From left to right: Gardiner Smith, Kathy Ireland®, (Gracie, in Kathy's arms) and Chia Chia Sun.

EE1 was co-founded by Kathy Ireland® and Nic Mendoza and led in marketing and creative by Stephen Roseberry, President and Chief Marketing Officer of kathy ireland® Worldwide (kiWW®), together with kiWW®'s Global Creative Director, Jon Carrasco. I'M1 was co-founded by Kathy Ireland® and Tommy Meharey – Marine, millennial father, global fashion model, concert producer, Vice President of kathy ireland® Weddings & Resorts, as well as the youngest Board of Directors' member of kathy ireland® Worldwide. EE1 and I'M1 are also led in marketing and creative by Mr. Roseberry and Mr. Carrasco.

This latest corporate announcement follows Level Brands' recent news of its intention to launch an initial public offering using Regulation A of the Securities Act (which was amended by the JOBS Act and is now popularly known as "Regulation A+"). Level Brands will be the first company with a nationally recognized woman Chairman Emeritus to launch a Regulation AIPO with an intent to list on a national securities exchange.

"Women's health, for women of all ages and circumstances around the globe, is one of the issues our entire team at kiWW® is extremely passionate about. Too often women's health issues take a backseat to men or are ignored entirely. Our Millennial Development Goals include a fierce and fearless commitment to change the landscape for women's health," says Kathy Ireland®, Chairman, CEO and Chief Designer of kiWW® and Level Brands' Chairman Emeritus and Chief Brand Strategist. "Damiva aligns greatly with our efforts to disrupt the women's products industry, by breaking down barriers and creating innovative and natural products for women's lifelong health. Working in concert with Level Brands' CEO, Martin Sumichrast, I am delighted to welcome Damiva, and its great leader, Chia Chia Sun, to the Level Brands' and kiWW® family. Together, we can advance our mission of bringing forth innovative, beneficial products for women. Every evening, American families are accustomed to seeing advertising, which speaks to intimacy and men. Finally, we have the opportunity to help couples achieve equal levels of intimacy."

"I am so thrilled to join forces with one of today's top retail licensing business leaders, Kathy Ireland®, and the wonderful team at Level Brands," says Ms. Sun. "Kathy, Martin, and their incredibly talented team can propel our business forward by expanding our sales, marketing, and educational efforts. We look forward to breaking down barriers through this great strategic alliance."

"All of us at Level Brands and kiWW® are passionate about making a positive impact – a real difference through bold, unconventional and socially responsible branding. These are important tenets for us. Like our Beauty & Pin-Ups' hair care and women's brand that redefined beauty to be wholly inclusive, including people with developmental disabilities, we see a similar opportunity for social change with Damiva. This is an important and often hushed subject, branded 'taboo,' yet there is a tremendous need for information and options – especially all-natural ones like Damiva's – that we believe women in their 30s and up deserve to know about. We look forward to bringing this important product information to the mainstream," says Stephen Roseberry and Jon Carrasco, President and Chief Marketing Officer, and Global Creative Director, respectively, of kathy ireland® Worldwide in a joint statement.

Damiva is a product innovation company based in Toronto that sells its groundbreaking 100% natural feminine moisturizers, Mae and Cleo, in over 4,000 drugstores and health food stores across Canada and the U.S., including Cardinal Health and select CVS and Target pharmacies, with additional pharmacies and health food stores continually adding to Damiva's retail distribution. Damiva was founded by its CEO, Chia Chia Sun, whose mission is to develop all-natural women's health products for the mainstream marketplace using direct messaging to overcome the often taboo subjects around women's perimenopausal, menopausal and postmenopausal health and vaginal dryness. Perimenopause is a transformative stage in a woman's life that often starts in a woman's 40s, but can start in her 30s or even earlier. All Damiva products are 100% natural, safe, chemical free, and hormone free.

Martin Sumichrast, President and CEO of Level Brands, comments: "On a nearly daily basis, our team is sought out to review products to consider for inclusion in our I'M1, EE1, and Beauty & Pin-Ups' portfolios. As we continue to expand the Level Brands' portfolio of clients across

all three business units, we are excited about the prospect of giving consumers great information, excellent products and, often, new hope for every aspect of their lives, especially their personal health, wellness and happiness. When Chia Chia Sun approached us, we knew that's exactly what these all-natural products represent."

Individuals interested in learning more about Level Brands' Regulation A+ investment opportunity and registering an indication of interest are invited to visit: http://banq.co/listings/lb.

For more information on this breakthrough product line for women's health, please visit: http://damiva.com/. See product information at: http://damiva.com/mae-vaginal-moisturizer/ and http://damiva.com/cleo-feminine-moisturizer/.

About Damiva Inc.:

Damiva Inc. (www.damiva.com) develops, manufactures and distributes innovative natural products for women, and sells coast-to-coast across North America. A pioneer in the women's health space, Damiva was founded to create new products – made for women by women – that address important medical needs.

About Level Brands, Inc.

Level Brands creates bold, unconventional and socially responsible branding for leading businesses, with a focus on corporate brand management and consumer products marketing art, beauty, fashion, health & wellness, travel and entertainment. Licensed brand marketing is at the core of the Level Brands' businesses: **Ireland Men One**, or I'MI, for millennial men and the women who love them; **Encore Endeavor One**, or EE1, corporate brand management and producer of experiential entertainment events and products across multiple platforms; **Beauty & Pin-Ups**, Level Brands' hair care and disruptive women's products brand. For more information, please visit: http://LevelBrands.com.

About kathy ireland® Worldwide (kiWW®)

kiWW® is listed as one of the most powerful brands in the world by License Global Magazine. According to Fairchild Publications, *Kathy Ireland*® is one of the 50 most influential people in fashion. *Kathy* graces the cover of *Forbes* magazine twice (2012, 2016). kiWW® is responsible for billions of dollars in retail sales. kiWW® is the recipient of multiple awards including several Good Housekeeping Seals. *Kathy* and kiWW® support many non-profits including: YWCA Greater Los Angeles for which she is an Ambassador, Dream Foundation, Providence Educational Foundation, 911 for Kids/AEF, and the St. Jude Children's Research Hospital. *Kathy* is named an Ambassador for the Elizabeth Taylor AIDS Foundation.

Legal Disclaimer

The offering will be made only by means of an offering circular. An offering statement on Form 1-A relating to these securities has not yet been filed with the Securities and Exchange Commission. No money or other consideration is being solicited at this time with respect to such an offering, and if sent in response to these materials for such an offering, it will not be accepted. No securities may be sold, and no offer to buy securities can be accepted and no part of the purchase price can be received for an offering under Regulation A+ until an offering statement is qualified by the Securities and Exchange Commission, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. An indication of interest made by a prospective investor in a Regulation A+ offering is non-binding and involves no obligation or commitment of any kind.

Level Brands And Its Chairman Emeritus And Chief Brand Strategist Kathy Ireland®, To Advise Award-Winning Designer, Wedding & Entertaining Authority, Television Star, Author And Philanthropist David Tutera

"David Tutera is the maestro of marvelous! David's genius is inspirational. His incredible career includes fashion, weddings, books, broadcasting, magnificent events, and more are all powerful elements in the Tutera brand. David's unique ability and talent, brings brilliance and beauty to people and spaces. The Tutera brand is transformational." - Kathy Ireland®

CHARLOTTE, N.C., Sept. 6, 2017 /PRNewswire/ -- Led by CEO Martin Sumichrast and supported by the kathy ireland® Worldwide (kiWW®) team, Level Brands, Inc., an innovative marketing and licensing company that provides bold, unconventional and socially responsible branding for leading businesses, announced today that Encore Endeavor One (EE1), its corporate brand management unit, will represent world-leading designer, author, wedding and party planning expert, TV personality, David Tutera. The agreement with EE1 includes strategic advisory services, brand management, global product licensing, and licensing-related entertainment ventures of David Tutera, a widely acknowledged wedding and entertainment artistic visionary and trendsetter. EE1, a subsidiary of Level Brands, Inc., was co-founded by Kathy Ireland® and Nic Mendoza and is led in marketing and creative by Stephen Roseberry, President of EE1 and President and Chief Marketing Officer of kathy ireland® Worldwide, and supported by the kiWW team, including kiWW's Global Creative Director, Jon Carrasco, under the an advisory agreement between Level Brands, Inc. and kiWW.



David Tutera, Kathy Ireland® and Joey Toth.

This latest corporate announcement follows Level Brands' recent news of its intention to launch an initial public offering using Regulation A of the Securities Act of 1933 (which was amended by the JOBS Act and is now popularly known as "Regulation A+"). Level Brands will be the first company with a nationally recognized woman Chairman Emeritus to launch a Regulation A+ IPO with an intent to list on a national securities exchange.

"I've known David for a long time, and am honored that we are friends," says Kathy Ireland®, Level Brands' Chairman Emeritus and Chief Brand Strategist. "I always believed that David and our team would, one day, have the opportunity to collaborate and when Level Brands was launched, David was one of the first people we wanted to join the Level Brands' team. We believe, the David Tutera brand has limitless opportunities. It is a great pleasure to work with Joey Toth, Chief Operating Officer for the David Tutera brand. Joey is passionate and beyond dedicated to the advancement of the DT brand. Our teams work together seamlessly, and Joey is a great contributor. Everyone at Level Brands and kathy ireland® Worldwide is absolutely delighted that David is now a very special part of the Level Brands and kathy ireland® Worldwide families. David Tutera is the maestro of marvelous! David's genius is inspirational. Fashion. Weddings. Books. Broadcasting. Magnificent events, and more are all-powerful elements in the Tutera brand. David's unique ability and talent, brings brilliance and beauty to people and spaces. More importantly, David is one of the kindest people, who is committed to using his gifts to better the world. His work with the Alzheimer's Association, Prevent Cancer Foundation and Make-A-Wish Foundation align with Level Brands' and kathy ireland® Worldwide's Millennium Development Goals which improve the human condition. We Teach. Inspire. Empower. Make Our World Better. David is a powerful advocate, who shares and contributes greatly, to that vision. We are truly excited to welcome David into our Level Brands' family."

"From the moment I met Kathy Ireland® I knew immediately there was something important we would do together. I am honored and excited about what lies ahead as this strategic partnership between the David Tutera brand and EE1 and the kathy ireland® Worldwide team begins. Kathy is a brilliant, successful woman, but more importantly a person of dignity and kindness which is what the David Tutera brand stands for. I am eager to work hard allowing the DT Brand to expand as I continue to develop and provide a lifestyle that inspires everyone to 'Celebrate their lives Every Day!' Inspiration, solutions, creativity and value is what I strive for always," says David Tutera. He adds, "I share the following – 'I feel very adventurous. There are so many doors to be opened, and I'm not afraid to look behind them.' — Elizabeth Taylor"

Adds Joey Toth, COO of David Tutera's company, Dada Media Inc., "I like to make people smile; I believe in the good, I believe that 'business' is responsible for creating good for its consumers. Today our new alignment with EE1 and the kiWW® team will allow for us to embark on a new journey of inspiration, creativity, and possibility which will exceed our consumers' and partners' expectations."

"All of us are thrilled to welcome the incomparable talent and unmatched style of David Tutera to the EE1 portfolio. The David Tutera brand is synonymous with an imaginative, artistic flair that is at once inspired and inspiring, and singularly his own. David's and Joey's commitment to excellence extends to the tiniest of details for the world's most extravagant and unparalleled experiences – from fashion runways to weddings, best-selling books and media events - every memory is as spectacular as the lifestyle setting that David Tutera creates for the world. His celebrity weddings and entertainment events are legendary..... celebrations to remember, and his inspired view that everyone should 'Celebrate their lives Every Day!' is one that we are most excited to propel into the marketplace," said Stephen Roseberry and Jon Carrasco.

"It is very exciting to welcome the extraordinary design, wedding, event, media and entertainment expert, David Tutera, to our expanding EE1 brand management portfolio. Our team looks forward to develop and manage licensing programs that will further expand their reach," says Martin Sumichrast, President and CEO of Level Brands.

Individuals interested in learning more about Level Brands' Regulation A+ investment opportunity and registering an indication of interest are invited to visit: http://banq.co/listings/lb.

About Level Brands, Inc.

Level Brands creates bold, unconventional and socially responsible branding for leading businesses, with a focus on corporate brand management and consumer products marketing art, beauty, fashion, health & wellness, travel and entertainment. Licensed brand marketing is at the core of the Level Brands' businesses: **Ireland Men One**, or **I'M1**, for millennial men and the women who love them; **Encore Endeavor One**, or **EE1**, corporate brand management and producer of experiential entertainment events and products across multiple platforms; **Beauty & Pin-Ups**, Level Brands' hair care and disruptive women's products brand. For more information, please visit: http://LevelBrands.com.

About David Tutera

Leading Wedding & Entertaining Expert, David Tutera is hailed as an artistic visionary whose ability, uniquely creative talents and outstanding reputation have made him a tremendous success in the lifestyle arena. Tutera has created a name for himself by taking his passion for designing spectacular events and transforming it into a lifestyle. He continuously exceeds the expected with an unmatched level of inspiration, imagination and innovation to create the latest trends in entertaining.

Tutera's grandfather, a successful florist, first noticed his grandson's artistic ability at an early age and encouraged David to pursue his destiny. At age 19, with the sound advice of his grandfather and only one client, David opened his own event planning business. Today, David Tutera presides over an award winning company built from experience, dedication and Tutera's natural talent for transforming the ordinary into the extraordinary. His name has become synonymous with style, elegance, creativity and vision.

Honored by Life & Style Magazine as "Best Celebrity Wedding Planner," David's impressive client list includes Jewel, Star Jones' wedding, Real Housewife Taylor Armstrong's wedding, Los Angeles Clippers' Chris Paul's wedding, NY Giants Antonio Pierce's wedding, Shannen Doherty's wedding and events for Jennifer Lopez, Matthew McConaughey, Brandy and Ray J, Jenni "JWoww" Farley, Lil' Kim, the Official Post Grammy Parties in New York City, Elton John, Barbara Walters, the Rolling Stones, Nancy Regan, Prince Charles, The White House, private events for the Vice President, Kenneth Cole, Tommy Hilfiger, Susan Lucci, The John F. Kennedy Center, as well as countless film premieres and celebrity parties for royalty, politicians and socialites. Tutera has also designed events for several charities including the Prevent Cancer Foundation, the Alzheimer's Association, DIFFA (Design Industries Foundation Fighting Aids) and the Make-A-Wish Foundation.
David has made guest appearances on Today, Extra!, Good Morning America, The View, CNN, The Rachael Ray Show, The Talk, Steve Harvey, Wendy Williams and many more. In addition People, USA Today, In Touch, Wall Street Journal, New York Times, In Style, Cosmopolitan, Redbook, Bridal Guide and Town & Country have all featured his work. Tutera has also made special television appearances in the popular daytime soap, The Young & the Restless and TV Land's The Exes.

David Tutera lives in Los Angeles with his husband Joey, daughter Cielo and their rescue dog Lucy.

Legal Disclaimer

The offering will be made only by means of an offering circular. An offering statement on Form 1-A relating to these securities has not yet been filed with the Securities and Exchange Commission.

No money or other consideration is being solicited at this time with respect to such an offering, and if sent in response to these materials for such an offering, it will not be accepted. No securities may be sold, and no offer to buy securities can be accepted and no part of the purchase price can be received for an offering under Regulation A+ until an offering statement is qualified by the Securities and Exchange Commission, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. An indication of interest made by a prospective investor in a Regulation A+ offering is non-binding and involves no obligation or commitment of any kind.